QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

DRS Technologies, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Fiscal Year Ended March 31,
											Nine months ended December 31, 2004
	2004		2003		2002		2001		2000
Earnings from continuing operations before minority interests and income taxes	$79,282		$57,450		$39,967		$26,380		$14,150		$74,340
Add:
Fixed Charges	31,659		16,889		15,721		15,228		15,500		32,997

Earnings as adjusted	$110,941		$74,339		$55,688		$41,608		$29,650		$107,337

Fixed Charges:
Interest on indebtedness including amortization of deferred financing costs	$24,259		$10,589		$10,954		$11,461		$12,600		$27,447
Portion of rents representative of the interest factor	7,400		6,300		4,767		3,767		2,900		5,550

Fixed Charges:	$31,659		$16,889		$15,721		$15,228		$15,500		$32,997

Ratio of earnings to fixed charges	3.5	x	4.4	x	3.5	x	2.7	x	1.9	x	3.3	x

QuickLinks

DRS Technologies, Inc. Computation of Ratio of Earnings to Fixed Charges (Dollar amounts in millions)